Exhibit 3.1

AMENDMENT TO THE BY-LAWS OF

BOWL AMERICA INCORPORATED

May 27, 2021

The undersigned hereby certifies that the following amendments (this “Amendment”) to the By-laws of BOWL AMERICA INCORPORATED (the “Corporation”) were adopted by the Board of Directors of the Corporation effective as of May 27, 2021:

1.    Action at a Stockholders’ Meeting. Section 8 of Article II of the Corporation’s By-laws has been amended and restated as follows:

“Section 8. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the meeting unless more than a majority of the votes cast is required by the statute or by the charter; provided, that in cases in which the charter authorizes such action to be taken or authorized by a lesser vote than by statute, such action shall be effective and valid if so taken or authorized by such lesser vote.”

2.    Control Share Acquisition Act. The following has been added as a new Section 11 to Article II of the Corporation’s By-laws:

“Section 11. Notwithstanding any other provision of the charter or these by-laws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the corporation, including any acquisition by or otherwise arising out of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 27, 2021 by and between Bowlero Corp., a Delaware corporation, Potomac Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Parent, and the corporation. This section may be repealed, in whole or in part, at any time; provided that any repeal of any of its provisions shall not affect any acquisition by or otherwise arising out of the Merger Agreement.”

3.    Indemnification. Article IX of the Corporation’s By-laws has been amended and restated in its entirety as follows:

“ARTICLE IX

INDEMNIFICATION

Section 1. The corporation shall indemnify, defend and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, or trustee of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans or employee stock ownership plans (each, an “Indemnified Party”), against all liability, damages, loss, costs and expenses (including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in, or preparing to defend, be a witness or participate in, any Proceeding or any appeal of such Proceeding) incurred by such person, except that, unless the Board of Directors otherwise consents in writing, no such indemnification shall be made in respect of any liability, damages, loss, costs and expenses that are attributable to actions or omissions by an Indemnified Party to the extent the action or omission was committed in bad faith, deliberate dishonesty, for personal benefit, or in violation of criminal laws, in each case as determined by a final judgment, order, or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Notwithstanding the preceding sentence, unless the Board of Directors determines otherwise, no Indemnified Party shall be entitled to indemnification hereunder with respect to a Proceeding (or part thereof) initiated by such Indemnified Party or with respect to a Proceeding (or part thereof) between such Indemnified Party on the one hand and the corporation on the other.

Section 2. The corporation shall promptly pay all out of pocket expenses (including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses and all other costs and expenses) reasonably incurred by an Indemnified Party in investigating, defending, being a witness in or participating in, or preparing to defend, be a witness or participate in, any Proceeding or any appeal of such Proceeding in advance of its final disposition, upon receipt of (i) a written undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article IX or by law, and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the corporation has been met. Notwithstanding the foregoing, the corporation shall not be required to advance expenses if a determination has been made that the facts then known to those making the determination in accordance with applicable law would preclude indemnification.

Section 3. The rights conferred on any person by this Article IX will not be exclusive of any other right which such person may have or hereafter acquire under any statute or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

Section 4. If a director or officer is entitled under this Article IX to indemnification by the corporation for a portion of any liability, damages, loss, costs and expenses (including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating, or preparing to defend, be a witness or participate in, any Proceeding or any appeal of such Proceeding) but not for the total amount thereof, the corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

Section 5. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

4.    Conflict of Interest. The following has been added as a new Article X to the Corporation’s By-laws:

“ARTICLE X

CONFLICTS OF INTEREST

No contract or other transaction between the corporation and one or more directors, or between the corporation and any corporation, firm or association in which one or more of its directors are directors or are financially interested, shall be either void or voidable by reason of the fact that such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes or approves such contract or transaction, or that his or their votes are counted for such purpose if (a) the fact of such common directorship or financial interest be disclosed or known to the Board of Directors or committee and noted in the minutes, and the Board or committee authorize, approve or ratify such contract or transaction in good faith by a vote sufficient for such purpose without counting the vote or votes of such director or directors; or (b) the fact of such common directorship or financial interest be disclosed or known to the shareholders and they approve or ratify such contract or transaction in good faith by a majority vote or written consent of shareholders entitled to vote; or (c) the contract or transaction be just and reasonable as to the corporation at the time it was authorized or approved. Such common or interested directors may be counted in determining the presence of a quorum at such meeting.”

5.    Exclusive Forum. The following has been added as a new Article XI to the Corporation’s By-laws:

“ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland does not have jurisdiction, another circuit court in the State of Maryland, or if such state courts in Maryland do not have jurisdiction, the federal district court for the District of Maryland) will be the sole and exclusive forum for any Internal Corporate Claim (as that term is defined in Section 1-101(q) of the Corporations and Associations Article of the Annotated Code of Maryland or any successor provision thereof), including any Internal Corporate Claim arising out of or relating to the Merger Agreement (as hereinabove defined); and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. In the event that any action or proceeding described in clause (a) of the preceding sentence is pending in any Maryland Circuit Court, any stockholder that is party to such action or proceeding shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program. This Section does not apply to claims arising under the Securities Exchange Act of 1934, as amended.”

6.    Except as set forth in this Amendment, all terms and conditions of the By-laws shall remain in full force and effect.

* * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first written above.

/s/ Cheryl Dragoo
Cheryl Dragoo
President and Chief Executive Officer